Exhibit 97

REKOR SYSTEMS, INC. CLAWBACK POLICY

PURPOSE

Rekor’s Code of Conduct establishes standards for ethical behavior to which all directors, officers and staff of Rekor Systems, Inc., its subsidiaries and affiliates (the “Company”) are expected to adhere to. They are expected to act with honesty and integrity and avoid activities that interfere with good judgment or expose them and their colleagues, or the Company, its shareholders, customers and business associates, to injury, exploitation or other harm.

The Company is committed to make financial and other reports in a way that is accurate, timely and in full compliance with all legal requirements. The Board of Directors believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability while reinforcing the Company’s pay-for-performance compensation philosophy. This policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. It is designed to reinforce our Code of Conduct and ensure strict compliance with the Clawback Requirements applicable under federal securities laws and NASDAQ rules as currently in effect or as amended from time to time=

APPLICABILITY

This Policy applies to all Covered Executives of the Company. It may be amended and revised from time to time by an affirmative vote of the majority of the Board of Directors. Limited exceptions may be permitted in special circumstances with the approval of the Compensation Committee of the Board of Directors, provided that the Company’s General Counsel has given an opinion that the exception does not result in non-compliance with the Clawback Requirements.

The Board of Directors intends that this policy will be applied to the fullest extent of the law and may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the effective date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this policy. In the event of any inconsistency between the terms of the policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the policy shall govern.

RECOUPMENT OF INCENTIVE COMPENSATION

If the Company is required to prepare a Restatement, the Board of Directors will require reimbursement or forfeiture of any Excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Restatement (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year). Such date will be considered the earlier of: (i) the date the Board of Directors, a committee of the Board or, if Board action is not required, the officer or officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Excess Incentive Compensation under the Policy is not dependent on if or when the Restatement is actually filed.

The Company shall recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board of Directors in accordance with the Clawback Requirements. If the Board of Directors cannot determine the amount of Excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it may make its determination based on a reasonable estimate of the effect of the accounting restatement.

Upon recommendation from the Compensation Committee, the Board of Directors will determine, in its sole discretion, the method for recouping Excess Incentive Compensation hereunder which may include, without limitation:

a.	requiring reimbursement of any Excess Incentive Compensation previously paid in cash;
b.	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
c.	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
d.	cancelling outstanding vested or unvested equity awards; and/or
e.	taking any other remedial and recovery action permitted by law, as determined by the Board of Directors.

It is the intention of this policy that it shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives Any right of recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

The Company shall make appropriate provisions for the enforcement of this policy in its employment contracts and shall not indemnify any Covered Executives against the loss of any Excess Incentive Compensation.

IMPLEMENTATION

The Compensation Committee shall have responsibility for the implementation of this policy. The Compensation Committee is authorized to engage professional assistance in implementing this policy and may designate a subcommittee or individual to monitor the implementation of this policy with respect to the Company’s employment arrangements with any Covered Executive.

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after October 2, 2023, even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to October 2, 2023.

The Board may amend this policy from time to time in its discretion and shall amend this policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Requirements as in effect from time to time and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this policy at any time.

DEFINITIONS AND INTERPRETATION

Certain capitalized words and terms have been defined below and are used in this policy as so defined. Unless so defined, words and terms used in this policy should be interpreted according to their general usage as reflected in standard dictionaries of American English. Translation into other languages shall be for reference and convenience and such translations do not change the intended meaning.

It is intended that this policy be interpreted in a manner that is consistent with the requirements of the Clawback Requirements. References to “we” or “us” should be considered to include all Company directors, officers and employees, any agent of or consultant for the Company and any affiliated individual or organization covered by this policy.

Definitions: As used in this policy, the following words and terms have the respective meanings given below, unless the context clearly requires otherwise:

“Board of Directors” means the Board of Directors of Rekor Systems, Inc.

“Clawback Requirements” means Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Nasdaq Listing Rule 5608, as they may be amended or replaced by similar rules from time to time.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

“Covered Executives” means all current and former directors and executive officers of the Company, as determined by the Compensation Committee in accordance with the definitions contained in the Clawback Requirements.

“Excess Incentive Compensation” means the excess of the Incentive Compensation paid to the Covered Executive based on erroneous information over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous information.

“Incentive Compensation” means any of the following that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure:

Annual bonuses and other short-term and long-term cash incentives.

Stock options.

Stock appreciation rights.

Restricted stock.

Restricted stock units.

Performance shares.

Performance units.

“Financial Reporting Measures” mean and include:

The price of the Company’s stock or other securities.

Total stockholder return.

Revenues.

Net income.

Earnings before interest, taxes, depreciation, and amortization (EBITDA).

Funds from operations.

Liquidity measures such as working capital or operating cash flow.

Return measures such as return on invested capital or return on assets.

Earnings measures such as earnings per share.

“Restatement” means an accounting restatement required due to material noncompliance by the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements.

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